SECOND AMENDMENT
TO STOCK OPTION PURCHASE AGREEMENT

This Second Amendment to Stock Option Purchase Agreement (“Second Amendment”) is made as of August 10, 2001, by and between Madge W. Wolff, Stephen G. Wegmann, Michael L. Wegmann, John G. Hodgson, Virginia L. Sigl, individually and as successor in interest to the Trust of Grace W. Meehl, Patrick L. Wolff, George P. Wolff, John G. Meehl, as successor in interest to the Trust of Grace W. Meehl and Mary Ann Godfrey, as successor in interest to the Trust of Grace W. Meehl (collectively referred to herein as “Optionor” and also now collectively referred to herein as the “Wegmann Shareholders” ) and Golden Queen Mining Company, Inc., a California corporation (“Golden Queen”).

RECITALS

A.

On or about April 1, 1995, the Wegmann Shareholders and Golden Queen entered into that certain Stock Option Purchase Agreement (the “Agreement”), pursuant to which the Wegmann Shareholders granted to Golden Queen the exclusive right to purchase all of the issued and outstanding stock of Karman Wegmann Corporation (“Company”). Terms not otherwise defined herein shall have the meaning ascribed in the Agreement.

B.	On or about June 6, 1999, Golden Queen and the Wegmann Shareholders entered into that certain First Amendment to Stock Option Purchase Agreement. (“First Amendment”).

C.	Golden Queen desires to again amend the Agreement, the Wegmann Shareholders have agreed to again amend the Agreement, and the parties hereby do amend the Agreement a hereinafter provided.

OPERATIVE PROVISIONS

Now therefore, in consideration of the foregoing recitals, which are hereby incorporated herein by reference, and of the terms and conditions herein contained the parties hereto agree as follows:

A.

All terms and obligations of Golden Queen to make payments of money to the Wegmann shareholders as set forth in the Agreement, as amended by the First Amendment, are suspended, conditioned upon and in accordance with the following terms:

1.

On or before July 1, 2001, Golden Queen shall pay to the Wegmann Shareholders the sum of $10,000.00, and accrue and obligation to pay to the Wegmann Shareholders as of July 1, 2001, the sum of $25,000.00, without interest. These sums of money are in addition to all other obligations of Golden Queen to pay money to the Wegmann Shareholders as set forth in the Agreement, as amended by the First Amendment.

2.

Unless either party terminates this Second Amendment by written notice as set forth below, Golden Queen shall pay to the Wegmann Shareloders on or before July 1st of each succeeding year, the sum of $10,000.00, and accrue an obligation to pay to the Wegmann

Shareholders the sum $25,000.00, without interest, for an additional period of four (4) succeeding years.

3.

Upon termination of this Second Amendment by either party or as of July 1, 2006, whichever occurs first, all sums of money owed by Golden Queen to the Wegmann Shareholders pursuant to the Agreement, as amended by the First Amendment, and this Second Amendment, shall become immediately due and payable to the Wegmann Shareholders, including without limitation, the sum of $750,000.00 if so then owing and not previously paid as required. Irrespective of anything set forth in the Agreement, the First Amendment or this Second Amendment, GoLden Queen shall have no right to purchase the stock of the Company or become a Shareholder of the Company until it has first paid to the Wegmann Shareholders the sum of $750,000.00, plus all other sums which may be then owing if not previously paid.

B.

After July 1, 2001, any party to this Second Amendment may terminate this Second Amendment by giving written notice to the other party no earlier than sixty (60) days or later than thirty (30) days prior to the respective July 1, set forth in paragraph A(2), either by United States mail, return receipt requested, Federal Express, or any overnight courier service at following address:

Golden Queen Mining Company, Inc.
c/o Mr. Ed Thompson
55 University Avenue, Suite 1210
Toronto, Ontario, Canada M5J 2H7.

Wegmann Shareholders:
c/o V. Sigl
714 Valita Street Vaneice, CA 90291.

All sums of money owed by Golden Queen to the Wegmann Shareholders pursuant to the Agreement, as amended by the First Amendment and Second Amendment, as of the termination of this Second Amendment by either party, or by its own terms on July 1, 2006, shall survive termination of this Second Amendment, and shall become immediately due and payable by Golden Queen to the Wegmann Shareholders.

C.

Golden Queen agrees to reimburse the Wegmann Shareholders for all professional fees and costs in reviewing, revising and approving the agreement, First Amendment and the Second Amendment, and to pay one-half (1/2) of all escrow costs during the term of this agreement.

D.	The terms and provisions of this Second Amendment shall not effect a waiver of any terms or conditions of the Agreement or first Amendment.

E.

The Agreement, as amended by the First Amendment and the Second Amendment, contains the entire agreement and understanding between the parties with respect to the subject matter thereof. There are no oral understandings, terms or conditions, and neither party has relied upon any representations, express or implied not contained in the Agreement, the First Amendment or in the Second Amendment.

F.

The Agreement, the First Amendment, and this Second Amendment may not be changed orally, but only by agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

G.	Except as set forth in this Second Amendment, all of the provisions of the Agreement and First Amendment shall remain unchanged and in full force and effect.

H.

This Second Amendment may be executed in counterparts, each of which shall be deemed an original and together shall constitute one and the same agreement, with one (1) counterpart being delivered to each party hereto.

I.

This Second Amendment shall inure to the benefit of the Wegmann Shareholders, and shall be binding upon any successors in interest of Golden Queen whether by sale, purchase, assignment, merger, or any other means whatsoever.

[Signatures Follow]

“GOLDEN QUEEN”
GOLDEN QUEEN MINING CO., INC.
a California Corporation

By:	/s/ H. Lutz Klingmann

Its:

Wegmann Shareholders

/s/ Madge W. Wolff
Madge W. Wolff

/s/ Stephen G. Wegmann
Stephen G. Wegmann

/s/ Michael L. Wegmann
Michael L. Wegmann

/s/ John G. Hodgson
John G. Hodgson

/s/ Virginia L. Sigl
Virginia L. Sigl, individually and as

successor in interest to the successor in interest to the Trust of Grace W. Meehl

/s/ Patrick L. Wolff
Patrick L. Wolff

/s/ George P. Wolff
George P. Wolff

/s/ John G. Meehl
John G. Meehl, successor in interest to the Trust of Grace W. Meehl

/s/ Mary Ann Godfrey
Mary Ann Godfrey, successor in interest to the Trust of Grace W. Meehl